1 SHO Performance and Strategy Update May 24, 2017 Annual Meeting of Stockholders

2 2016 FINANCIAL RESULTS OVERVIEW

3 2016 Performance ($Millions) 2016 2015 2014 NET SALES 2,070$ 2,288$ 2,356$ Cost of sales and occupancy 1,661 1,769 1,803 Gross margin 409 519 553 Margin rate 19.7% 22.7% 23.5% Selling and administrative 459 546 547 Selling and administrative expense % of sales 22.2% 23.9% 23.2% Impairment of goodwill, property and equipment 9 4 168 Depreciation and amortization 13 11 9 Gain on the sale of assets (25) - - Operating loss (48)$ (42)$ (171)$ NET LOSS (132)$ (27)$ (169)$ Net loss (132)$ (27)$ (169)$ Income tax (benefit) expense 81 (15) (3) Other income (1) (3) (3) Interest expense 4 3 4 Operating loss (48) (42) (171) Depreciation and amortization 13 11 9 Gain on the sale of assets (25) - - Impairment of goodwill, property and equipment 9 4 168 Severance and transition costs - 1 - Initial franchise revenues net of provision for losses (1) 25 (4) IT transformation investments 15 11 - Accelerated closure of under-performing stores 17 - - ADJUSTED EBITDA (19)$ 9$ 2$ FISCAL YEAR

4 Earnings Review  Results Overview (FY 2016 v. FY 2015):  Comparable store sales decreased 4.4%  Continued pricing pressure, particularly in Outlet, drove gross margin decrease of 292 bps to 19.7%  Adjusted EBITDA decreased $27.9 million to $(18.5) million  Short-term borrowings decreased $41.5 million to $26.8 million at year-end 2016 compared to $68.3 million at year-end 2015  Performance Drivers:  Hyper-competitive promotional environment pushing down average selling prices  Shift in customers choosing to purchase directly online with competitors  Accelerated the closure of 109 locations in the fourth quarter of 2016 to make the best use of capital and lower costs resulting in store closing charges of $17.7 million and approximately $25 million in net proceeds from inventory liquidation  Sold San Leandro facility for $26.1 million resulting in gain of $25.2 million

5 Progress on Key Strategic Initiatives  Hometown Transactional Websites Expanded our capabilities as an ecommerce retailer with the launch of three new transactional websites for our Hometown segment in the third quarter and further enhanced the websites in the fourth quarter with the ability to apply for the Sears credit card online with instant approval and use at check-out  Lease-to-Own Program Revenue up 20.5% due to increased emphasis on the program and execution of a new contract with our Lease-to-Own services provider  America’s Appliance Experts Converted 290 stores to AAE format in 2016 bringing total conversions to 470 stores since the launch of the program in 2015. Since conversion, these stores have outperformed non-AAE stores in Home Appliances (“HA”) sales and total sales by 346 bps and 190 bps, respectively; additional 150 – 200 AAE conversions are planned for 2017  Outlet Sourcing Completed renegotiation of all non-SHC HA supplier contracts through the first quarter of 2017 to significantly reduce the effective product costs of Outlet Out-of-Box appliances  IT Transformation and Operational Independence In 2016, we (1) launched our Hometown transactional websites, (2) transitioned human resources, payroll, and select finance functionalities, (3) paid commissions directly to our dealers and franchisees, and (4) are now able to purchase directly via electronic data interchange with many of our suppliers

2016 Sales Performance


2016 Comparable Store Sales
(All Categories)
Percentage Change
-3.0%
-4.0%
-5.0%
-4.2%
-4.9%
-4.4%
Hometown
Outlet
Consolidated


2016 Comparable Store Sales
(Major Categories Performance)
Percentage Change
0.0%
-2.0%
-4.0%
-6.0%
-8.0%
-10.0%
Hometown
Outlet
Consolidated
Home Appliances
Lawn and Garden
Tools

Hometown

- Home appliances comp sales were down 3.4%, impacted by average ticket erosion due to aggressive manufacturer sponsored promotions
- Lawn and garden experienced a 4.9% decline due to unfavorable weather conditions impacting the spring power lawn equipment category and less snowfall resulting in lower sales of power snow removal equipment
- Tools were down 2.5% impacted by reduced marketing spend by the Craftsman brand specific to direct response television advertising and increased competitor promotional activity in the fourth quarter of 2016

Outlet

- Home appliances were down 3.4% as the hyper-competitive environment for New-in-Box appliances drove down the average ticket for Out-of-Box appliances by 5.9% in 2016.
- Lawn and garden experienced an 8.5% decline due to unfavorable weather conditions and inventory availability in Outlet-oriented mowers and tractors
- Tools were down 0.5%, impacted by declines in Portable Power Tools and Mechanic's Tool sets

Serve Help Own results SUCCESS

sears HOMETOWN &OUTLET

6

7 2016 Home Appliances Sales We continued to see an increase in unit sales, but sales were impacted by average ticket erosion due to the competitive promotional pricing in the market * Excluding accessories Hometown Outlet Consolidated HA Comparable Store Sales: Dollars -3.4% -3.4% -3.4% Units* 0.6% 0.6% 0.6% HA Average Ticket:* 2016 vs 2015 -3.7% -5.9% -4.5% 2015 vs 2014 -0.5% -1.9% -0.8%

8 2016 Gross Margin Rate Performance  Hometown Decrease primarily driven by $15.1M of store-closing costs, lower margin on merchandise sales, higher occupancy costs due to an increase of the number of Company-operated stores, and higher shrink  Outlet Decrease primarily driven by lower gross profit rate on merchandise sales due to price reductions needed to maintain competitiveness of Out-of-Box product in more promotional environment for New-in-Box appliances, higher occupancy costs due to more Company-operated locations, higher shrink expenses and $1.0M of closing store costs * Non-Core items include occupancy costs, store closing costs, and shrink Hometown Outlet Consolidated Gr ss Margin Rate: 2016 20.4% 18.2% 19.7% 2015 22.6% 22.9% 22.7% YOY Change (bps) (216) (466) (292) Impact of Non-Core Items* (bps): 2016 (285) (957) (490) 2015 (124) (645) (274)

9 Amendments to Agreements with Sears Holdings (SHC) Primary SHO Benefits  Extension of services and merchandise agreement pricing through February 1, 2020  Rights to operate transactional web-sites (in pre-defined territories for Hometown Segment formats  Increased commissions on Protection Agreement sales  SHC will provide Supply Chain Services for SHO Purchased Products upon implementation of our Business Process Outsourcing project  All remaining SHO stores available as customer pick-up locations on Sears.com Please refer to our 8-K filling dated 5/17/16 for details regarding the Amendments

10 2015-2016 Year-End Balance Sheet FY 2016 vs. FY 2015 Highlights:  Merchandise inventories decreased $61.0 million:  $52.9 million decline in Hometown, including $46.2 million related to store closures  $8.1 million decline in Outlet due to reduction of New-in-Box home appliances and store closures  Short-term borrowings decreased $41.5 million at the end of fiscal year 2016 compared to fiscal year 2015:  Reduction in inventory of $61 million  $26.1M proceeds from the sale of San Leandro ($Millions) 2016 2015 Cash and cash equivalents $ 14.1 $ 18.2 Accounts and franchisee receivables, net 11.4 11.8 Merchandise inventories 373.8 434.8 Prepaid expenses and other current assets 9.4 22.2 Total current assets 408.7 487.0 PROPERTY AND EQUIPMENT, net 40.9 49.3 INTANGIBLE ASSETS, net 1.5 4.4 LONG-TERM DEFERRED TAXES - 79.1 OTHER ASSETS, net 17.2 14.0 TOTAL ASSETS $ 468.4 $ 633.8 Short-term borrowings $ 26.8 $ 68.3 Payable to Sears Holdings Corporation 80.7 54.1 Accounts payable 17.9 39.8 Other current liabilities 70.4 66.5 Total current liabilities 195.8 228.7 LONG-TERM LIABILITIES 2.0 2.7 TOTAL LIABILITIES 197.7 231.3 TOTAL STOCKHOLDERS' EQUITY 270.7 402.5 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $ 468.4 $ 633.8 ($Millions) 2016 2015 Operating Activities 28.9$ 25.5$ Investing Activities 13.9 (11.4) Financing Activities (46.9) (15.6) Total Cash Flow (4.1)$ (1.5)$ Cash Provided / (Used) FY FY

11 SHO STRATEGY

12 SHO Strategy SHO’s strategy is based on our fundamental belief that SHO has two key competitive advantages that can serve to enable the transformation of our business model SHO operates a large store base in rural America, with the advantages of local ownership, a national brand, large merchandise assortments, competitive prices and the ability to assemble, deliver and install what we sell SHO is by a wide margin the largest retailer of Outlet As-Is appliances in the industry, with a network of product repair and re-distribution capabilities that are difficult/costly to replicate The key headwinds facing SHO are well understood and provide guidance to the strategic initiatives we are pursuing

13 SHO Strategy Headwinds  Hyper-competitive promotional environment in Home Appliances is eroding average selling prices and pressuring margin rates  Value proposition of Outlet As-Is appliances is being impacted by the price compression in competitors’ New-in-Box appliances  Manufacturer sponsored promotional margin support is being directed to their name brands and the Kenmore brand is not receiving the same levels of support  15-20% of the Home Appliance market has moved to direct online purchases (based on manufacturers’ feedback/estimates) and until the end of Q3 2016 SHO was unable to participate in the online channel in our largest business, the Hometown Segment  We are perceived by potential investors, manufacturers, vendors and financial institutions as being tied to SHC given our historical reliance on them for services, systems and inventory  While there are many mutually beneficial aspects of this relationship, we firmly believe we need to demonstrate the capabilities and capacity to operate independently Appliances are 71.5% of SHO’s Total Business 51.1% of SHO’s Appliance Sales in 2016 were Kenmore The Hometown Segment generates 69.5% of SHO’s Total Sales

14 SHO Strategy The strategy we are pursuing is designed to address the headwinds impacting our current business and develop new customer channels to grow the business Win Online Improve Core Business Margins Develop New Customer Growth Channels Reduce Reliance on SHC  SearsHometown Stores.com Launch and Development  SearsOutlet.com Growth  Store Portfolio Optimization  America’s Appliance Experts  Outlet As-Is Appliance Sourcing Improvement  Kenmore Strategic Relationship  Lease-to-Own  Commercial Sales Program  IT Systems Transformation and Business Process Outsourcing

15 STORE PORTFOLIO

16  As of year-end 2016, SHO and its independent dealers and franchisees operated a total of 1,020 stores across all 50 states, Puerto Rico, and Bermuda. Store Portfolio  During the past year we opened 18 new Hometown Dealer stores We will continue to open new Hometown Dealer stores as part of our go- forward strategy  New Dealer stores are productive and, on average, produce positive EBITDA in the first year of operations We will continue to focus our openings in closed Sears full-line store markets where SHC chooses not to maintain a store presence  Year one Dealer store sales in closed Sears trade areas are 70% higher than openings in other trade areas over the past 3 years and these stores generally have higher EBITDA 871 149 2016 Year End Store Count 38 789 44 Hometown 112 37 Outlet

17  For the 2016 fiscal year we closed 160 store locations  149 Hometown  11 Outlet  In the 4th quarter, we elected to accelerate the closing of 109 stores producing insufficient financial returns  The closings resulted in one time charges of $16.2M in Q4 and $17.7M Full-Year Store Portfolio (millions) Quarter 4 Fiscal Year Count 109 160 139.0$ 181.2$ (9.9)$ (11.3)$ 34.0$ 54.9$ Sales Adjusted EBITDA Inventory @ Cost

18  For fiscal 2017, we have initial plans to open 20-25 new Dealer Hometown stores  We will continue to proactively evaluate our store portfolio and close locations that generate unsatisfactory economic returns  The Hardware Stores and Home Appliance Showrooms are largely unprofitable formats, impacted by a group of stores with unacceptable performance primarily driven by high occupancy costs Closing the unprofitable locations will improve EBITDA and reduce inventory working capital Store Portfolio 2 21 12 5 5 2 1 0 5 10 15 20 25 2017 2018 2019 2020 2021 2022 2023 HAS Stores by Lease End Year 2 2 8 3 7 1 2 1 0 2 4 6 8 10 2017 2018 2019 2020 2021 2022 2023 Owned AHS Stores by Lease End Year

19  Average ticket decline in home appliances, driven by competitive pricing pressures, has led to New-in-Box appliance pricing eroding the value proposition of Outlet As-Is appliances  This has a direct impact on sales and margins in the Outlet business, since As-Is appliances represent greater than 75% of Outlet appliance sales  As a result, we have a group of Outlet stores which are generating insufficient economic returns and are weighing down the financial performance of this business segment  We expect to close the unprofitable locations as leases expire, or earlier as conditions warrant, to improve EBITDA and reduce inventory working capital Store Portfolio 33 27 26 20 22 6 8 5 2 0 5 10 15 20 25 30 35 2017 2018 2019 2020 2021 2022 2023 2024 Owned Outlet Stores by Lease End Year

20 LEASE-TO-OWN

21  U.S. Lease-to-Own industry is a ≈$10B market and is forecast to continue growing through 2020  Appliance segment accounts for ≈$4B  This market is dominated by two companies with ≈63% combined market share: Aaron’s and Rent-A-Center  SHO views this as an opportunity to take meaningful share, as we are currently a very small part of this industry and have a customer value proposition unique in the Lease-to-Own market  SHO offers a full assortment of new products (e.g. appliances, mattresses, furniture, lawn and garden, tools) across most major brands, offers leasing customers the same retail price offered to other customers, charges no leasing origination or administrative fees, provides multiple payment options, operates locally owned stores well positioned in rural markets, and has trained sales personnel that offer superior product knowledge and customer service  SHO’s product leasing sales grew 20.5% in 2016, and increased the percentage of total sales by 45 bps to 2.33% Lease-to-Own Sources: Daedal Research – The US Rent-To-Own Market: Size, Trends & Forecasts (Aug ‘16); 2015 Aaron’s and Rent- A-Center Annual Reports Appliance Balance-of-Sale Reporting

22 Lease-to-Own  Operating Tactics:  Negotiated and implemented a new agreement with an industry leading third-party leasing provider  Includes volume based incentives for all Lease-to-Own sales completed by SHO  Dedicated field training staff for SHO supported by the leasing provider  Expanded leasing training program in all stores  Initiated rewards-incentive program for all store personnel (funded by leasing provider)  Launched inclusion of Lease-to-Own messaging in all print marketing  Deployed digital marketing plan to compete for share of voice with primary leasing competition  Deployed new in-store and exterior signing package (funded by leasing provider)  Integrated instant-approval product leasing capabilities into new SearsHometown.com websites  New point-of-sale and Outlet website integration will occur upon completion of IT Transformation Project Q1 2017 Leasing Sales +82.8% and Leasing Share +263 bps YOY

23 Lease-to-Own  Lease-to-Own is a compelling growth channel for SHO, as Lease-to-Own sales are more profitable and we view them as largely incremental to our current customer base:  Higher Protection Agreement penetration  No third party credit fees  Higher average ticket  Revenue share from third party leasing provider  31% of SHO leasing customers have repeat lease transactions with us within 12 months  2017 forecasted margin impact from revenue sharing: $3.0M to $3.5M  Through Q1 SHO is on a trajectory to more than double our Lease-to-Own sales in 2017; we believe this can be developed into a $200M channel by YE 2019

24 AMERICA’S APPLIANCE EXPERTS

25 America’s Appliance Experts Initiative: Expand and optimize the America’s Appliance Expert strategy, implementing a comprehensive program designed to reinvent the Home Appliance business, reinforcing SHO as the market experts in our local communities • Focus on market leading brands with significant or emerging share • Improve home appliance sales • Improve home appliance margin rate • Increase store owner income We Are Here! Wave 9: 6 stores completed in February 2017 Wave 10: 72 stores completed in March 2017 Wave 11: 76 stores completed in May 2017 Wave 12: 50 stores forecasted for August 2017 completion 2017: Waves 9-12 204 Stores 2016: Waves 5-8 290 Stores 2015: Waves 1-4 180 Stores December 2014: Pilot Dekalb, IL 180 Stores converted YE 2015 470 Stores converted YE 2016 Forecasting 674 Stores converted, 79% of Hometown Segment store base by YE 2017

26 America’s Appliance Experts The execution of the America’s Appliance Experts strategy continues to drive growth in market leading brands, improvement in sales, adjusted margin and other key performance indicators 2016 AAE Results:  The America’s Appliance Experts strategy improved the customer experience with a customer satisfaction score of 93.9% in AAE stores  Home Appliance comparable sales exceeded the Non-AAE stores by +603bps  Total comparable sales exceeded the Non-AAE stores by +305bps  The Home Appliance adjusted margin rate in the AAE stores was +120bps higher than the Non-AAE stores  The AAE stores also outperformed the Non-AAE stores in other key performance indicators, including Home Appliance average ticket (+3.8%), Protection Agreement attachment rate (+83bps) and Sears Card share (+301bps) Fiscal 2016 - waves 1-4, waves 5-8 since inception

27 SEARSHOMETOWNSTORES.COM

28 SearsHometownStores.com  Reached an agreement with SHC in May 2016 to secure eCommerce rights for our Hometown segment  Developed and launched three new transactional websites at the end of Q3 2016, three months ahead of schedule  Since launch through the first quarter of 2017, the sites have received over 5.2M visitors  While behind our initial projections, online sales are steadily growing both in dollars and as a percent of sales W ee k 3 9 W ee k 4 0 W ee k 4 1 W ee k 4 2 W ee k 4 4 W ee k 4 5 W ee k 4 6 W ee k 4 7 W ee k 4 8 W ee k 4 9 W ee k 5 0 W ee k 5 1 W ee k 5 2 W ee k 1 W ee k 2 W ee k 3 W ee k 4 W ee k 5 W ee k 6 W ee k 7 W ee k 8 W ee k 9 W ee k 1 0 W ee k 1 1 W ee k 1 2 W ee k 1 3 SearsHometownStores.com Sales S H S .c o m % o f S tore Sale s SHS.com Sales Trend line

29  2016 SearsHometownStores.com Opportunities  Our agreements with SHC limit our e-commerce capabilities and marketing to zip codes representing 75% of each store’s historical sales. Currently 28% of customers adding products to cart are not permitted to transact SearsHometownStores.com  SearsHometownStores.com Improvements  We have tested free delivery online for home appliances with promising results. Free delivery online will roll-out nationally in Q2 2017  We launched free shipping for orders over $49 and sales of shippable items have increased significantly to pre-launch trends  Developed the capability to apply for a Sears card at checkout and use the same day  Product leasing functionality was added to the site in February 2017. Our presentation of leasing payment options at the item level is unique for a site which is not primarily in the Rent/Lease-to-Own business. We are experiencing a rapid increase in online leasing penetration

30 SEARSOUTLET.COM

31 SearsOutlet.com is a unique website, with opportunities and facing challenges uncommon to other online retailers.  SearsOutlet.com sells unique, single quantity items  Individual item conditions require images for each individual product  Individual item pricing requires the ability to display multiple prices for the same model by location  Over 70,000 unique home appliances are listed online at any given time  SearsOutlet.com fulfills the majority of transactions from our Outlet retail sales floors SearsOutlet.com Source: 1. http://www.statista.com/statistics $

32 SearsOutlet.com  2016 SearsOutlet.com Opportunities  Increased competitive promotional pricing in the market for New-in-Box products  National Delivery (75+ miles) for home appliances was suspended for the majority of stores and available only for limited categories in other stores from December 2015 to December 2016 due to logistic challenges resulting in poor financial performance in this channel. Revenue from this fulfilment type dropped 35% YOY  SearsOutlet.com Improvements  National Delivery was relaunched with improved logistical execution in December 2016 for all stores and product categories. Since re-launch through the end of Q1 2017, national delivery revenue increased 19.1% YOY  Marketplace expansion has continued to grow rapidly. eBay revenue grew 776% YOY and SHO launched on Amazon.com in March 2017  Revised pricing strategies and launched significantly improved product condition sorting tools  Sears.com Pick-up Location  At the beginning of the fiscal year, Sears Outlet stores were activated as a pick up point for orders on Sears.com  SHO recognizes sales and margin on these orders with a commission paid to SHC. This new revenue channel is expected to add $8-$10M of additional online originated sales in 2017

33 COMMERCIAL SALES PROGRAM

34 Commercial Sales Program  Commercial sales of home-related products to contractors and property managers is a multi-billion dollar industry  SHO’s strength in appliances creates an opportunity to service a large segment of this industry that we have not targeted in the past  Opportunity to service local rural markets that are not well supported by commercial sales competitors by offering:  Competitive pricing  Local ownership with superior customer service  Physical location in the community  Local assembly, delivery and installation capability  Commercial sales program grew by 279% in 2016, adding $20M of incremental sales, driven by increasing store program participation to 39% vs. 17% in 2015

35 Commercial Sales Program  Building on 2016 momentum, Q1 2017 Commercial Sales grew almost 50% to LY and store participation continues to increase  Operating Tactics:  Improved the structural foundation of the program through enhanced operational processes  Implemented new commercial delivery and installation capabilities  Implemented an efficient sales quote process that ensures a profitable pricing structure  Developed and launched new financing options  Growing sales leads nationally through relationship with a third-party lead provider, while simultaneously directly engaging local businesses  Improve store participation by providing additional training on B2B selling, and simplifying core processes through the new point-of-sale and ERP system launch  Increase brand exposure through participation in trade shows with residential contractors, apartment / multi-family managers, and property management companies  Integrating commercial sales capabilities into the Hometown segment websites, allowing commercial customers the ability to access product, pricing, quotes, and sales support online  We believe we can develop Commercial Sales into a $100M channel by YE 2019

36 OUTLET AS-IS APPLIANCE SOURCING

37 Outlet As-Is Appliance Sourcing  Aggressive pricing on New-in-Box appliances, driven by competitors and supported by manufacturers, has impacted the value proposition for As-Is appliances  The aggressive pricing on New-in-Box appliances has driven a material decline in average unit selling price in our Outlet business  Deeper discounts are required to maintain the value proposition for As-Is appliances, delivering unacceptable margin Outlet Margin Improvement Initiatives:  All non-SHC Home Appliance manufacturers with whom we do business have agreed to improve cost and/or provide subsidies consistent with the support provided to retailers of New-in-Box appliances. This should improve the value proposition and margin for As-Is appliances  Completed a new agreement to purchase repaired “sales floor ready” As-Is appliances from a major retailer at attractive margins 2017 Forecast Margin Impact: $7.0M - $9.0M Outlet Segment 2013 2014 2015 2016 Total Revenue $610.0 $663.7 $657.5 $630.5 Total Margin Rate 25.6% 23.7% 22.9% 18.2% Appliance Average Unit Price $594.31 $580.53 $567.84 $535.00

38 KENMORE STRATEGIC RELATIONSHIP

39 Kenmore Strategic Relationship SHO and the SHC Kenmore Business have developed a strong relationship that is focused on:  Improving the profitability of the Kenmore brand across the Hometown and Outlet Segments  Growing sales and market share in the Kenmore brand Kenmore Profitability Improvement:  In 2017 Kenmore will provide material incremental subsidy to the Hometown Segment to support promotional pricing and item transitions, consistent with the type of support traditionally provided by other national appliance brands Grow Kenmore Market Share:  Kenmore has positioned additional financial incentives that can be earned quarterly in 2017 by achieving predetermined Hometown Segment sales and Kenmore share targets  To improve the performance in the Outlet Segment in 2017, Kenmore has offered meaningful royalty rebates to encourage the sale of Kenmore New- in-Box appliances in Outlet 2017 Forecast Incremental Margin Impact: $3.0M - $5.0M

40 IT TRANSFORMATION AND BUSINESS PROCESS OUTSOURCING

41  Our ability to improve profitability and achieve long-term growth is dependent upon systems capabilities which evolve the customer experience, improve efficiencies in our processes and eliminates many of our dependencies on SHC  SHO is migrating from our current systems environment provided through our agreements with SHC, to new systems primarily provided by NetSuite, Just Enough, and Ultimate Software IT Transformation and Business Process Outsourcing Strategic Fit • Enables SHO e-commerce websites and omni-channel platform • Customized IT Systems and Business Processes to support SHO specific business needs which may differ from SHC • Fosters a lean, efficient home office Service Levels • True 3rd party service providers • Ability to rapidly adapt and modify business processes and systems • Access to continued technology enhancements • Integrated systems resulting in efficiencies with suppliers and service providers Infrastructure • Largely cloud-based, asset-light approach • Modern, best-in-class technology • Ability to choose most cost-effective partners • Shifts burden to maintain IT systems to a third-party

42 IT Transformation and Business Process Outsourcing  We have made considerable progress toward the implementation of our new Information Technology platforms  We have significantly reduced (and will continue reducing) our reliance on existing SHC systems  We expect this change will:  Provide greater strategic and operational flexibility  Reduce total cost of ownership over the term of the agreement  Reduce elements of risk relating to our relationship with SHC  Enable a robust omni-channel experience for both Hometown and Outlet  What has been accomplished so far?  Hometown ecommerce sites launched  Email marketing capabilities internalized  Merchandise procurement and purchasing capabilities developed and utilized  64 Vendors EDI Certified (10,000+ Purchase Orders Complete)  Human Resources and Payroll systems converted  Direct payment of commission payments to Dealers and Franchisees  Portions of finance and accounting (Accounts Receivable/Payable) transitioned  Role-based security access  Cloud based single sign-on

43 IT Transformation and Business Process Outsourcing  2017 Project Status – What’s Next:  Q2: New point-of-sale hardware deployment  Q2/Q3: Complete testing (Data, Systems Integration and User Acceptance)  Q3/Q4: Anticipated store deployment of new ERP and POS software and project largely completed  Migrated many business support services previously provided by SHC to third party providers or, on a limited-basis, internally into SHO  We plan to continue several mutually advantageous elements of our operating relationship with SHC beyond the current term of our agreements, but have the flexibility to further reduce or eliminate the relationship if necessary  SHO has made a significant IT investment in the future of our business:  2015 - $10.9 million  2016 - $15.0 million  2017 – Anticipate similar spend to prior year  We do not expect further material investments after 2017

44 Cautionary Statement This presentation includes forward-looking statements. Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to,” and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should,” and “could” are generally forward-looking in nature and not historical facts. The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, timing, and achievements in the future to be materially different from the future results, future performance, future timing, and future achievements expressed or implied by the forward-looking statements. The forward-looking statements include, without limitation, information concerning our future financial performance, business strategy, plans, goals, beliefs, expectations, and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management. The following factors, among others, could cause our actual results, performance, and achievements to differ materially from those expressed in the forward-looking statements, and one or more of the differences could have a material adverse effect on our ability to operate our business and could have a material adverse effect on our results of operations, financial condition, liquidity, and cash flows: the possible material adverse effects on us if SHC’ financial condition were to significantly deteriorate, including if as a consequence SHC were to choose to seek the protection of the U.S. bankruptcy laws; our ability to offer merchandise and services that our customers want, including those branded with the Kenmore, Craftsman, and Diehard marks (the “KCD Marks”); (continued on next slide)

45 Cautionary Statement the Amended and Restated Merchandising Agreement between SHC and us provides that (1) if a third party that is not an affiliate of SHC acquires the rights to one or more (but less than all) of the KCD Marks SHC may terminate our rights to buy merchandise branded with any of the acquired KCD Marks and (2) if a third party that is not an affiliate of SHC acquires the rights to all of the KCD Marks SHC may terminate the Merchandising Agreement in its entirety, over which events we have no control; the sale by SHC and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with one of the KCD Marks; the willingness and ability of SHC to fulfill its contractual obligations to us; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the consolidation of Hometown and Outlet into a single business entity, the Separation, and operating as a standalone business entity; the impact of increased costs due to a decrease in our purchasing power following our separation from SHC in October 2012 (the “Separation”), and other losses of benefits (such as a more effective and productive business relationship with SHC) that were associated with having been wholly owned by SHC and its subsidiaries prior to the Separation; our continuing reliance on SHC for most products and services that are important to the successful operation of our business, and our potential need to rely on SHC for some products and services beyond the expiration, or earlier termination by SHC, of our agreements with SHC; (continued on next slide)

46 Cautionary Statement the willingness of SHC’ appliance, lawn and garden, tools, and other vendors to continue to supply to SHC, on terms (including vendor payment terms for SHC’ merchandise purchases) that are acceptable to it and to us, merchandise that we would need to purchase from SHC to ensure continuity of merchandise supplies for our businesses; the willingness of SHC’ appliance, lawn and garden, tools, and other vendors to continue to pay to SHC merchandise-related subsidies and allowances and cash discounts (some of which SHC is obligated to pay to us); our ability to obtain the resolution, on commercially reasonable terms, of existing disputes and, when they arise, future disputes with SHC regarding many of the material terms and conditions of our agreements with SHC; our ability to establish information, merchandising, logistics, and other systems separate from SHC that would be necessary to ensure continuity of merchandise supplies for our businesses if vendors were to reduce, or cease, their merchandise sales to SHC or if SHC were to reduce, or cease, its merchandise sales to us; if SHC’ sales of major appliances and lawn and garden merchandise to its retail customers decline SHC’ sales to us of outlet-value merchandise could decline; our ability to establish a more effective and productive business relationship with SHC, particularly in light of the existence of pending, and the likelihood of future, disputes with respect to the terms and conditions of our agreements with SHC; most of our agreements related to the Separation and our continuing relationship with SHC were negotiated while we were a subsidiary of SHC, and we may have received different terms from unaffiliated third parties (including with respect to merchandise-vendor and service-provider indemnification and defense for negligence claims and claims arising out of failure to comply with contractual obligations); (continued on next slide)

47 Cautionary Statement our reliance on SHC to provide computer systems to process transactions with our customers (including the point-of-sale system for the stores we operate and the stores that our dealers and franchisees operate, which point-of-sale system captures, among other things, credit-card information supplied by our customers) and others, quantify our results of operations, and manage our business (“SHO’s SHC-Supplied Systems”); SHO’s SHC-Supplied Systems could be subject to disruptions and data/security breaches (Kmart, owned by SHC, announced in October 2014 that its payment-data systems had been breached), and SHC could be unwilling or unable to indemnify and defend us against third-party claims and other losses resulting from such disruptions and data/security breaches, which could have one or more material adverse effects on SHO; limitations and restrictions in the Senior ABL Facility and related agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms; our dependence on the ability and willingness of our independent dealers and franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our ability to sell profitably online all of our merchandise and services; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; fixed-asset impairment for long-lived assets; our ability to attract, motivate, and retain key executives and other employees; our ability to maintain effective internal controls as a publicly held company; our ability to realize the benefits that we expect to achieve from the Separation; litigation and regulatory trends challenging various aspects of the franchisor- franchisee relationship in the fast-food industry could expand to challenge or adversely affect our relationships with our independent dealers and franchisees; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; and the impact on our common stock and our overall performance as a result of our principal stockholders’ ability to exert control over us. (continued on next slide)

48 Cautionary Statement The foregoing factors should not be understood as exhaustive and should be read in conjunction with the other cautionary statements, including the “Risk Factors,” that are included in our Annual Report on Form 10-K for our fiscal year ended January 28, 2017 and in our other filings with the Securities and Exchange Commission and our other public announcements. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this presentation are made only as of the date of this presentation. We undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances, or otherwise, except as required by law.

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